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                                                                    EXHIBIT 23.2



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-63062) pertaining to the 2001 Nonstatutory Stock Option Plan, the Registration Statement (Form S-8 No. 333-48978) pertaining to the 2000 Employee Stock Purchase Plan, 2000 Stock Plan, Amended and Restated 1998 Stock Option Plan, 1998 Director's Stock Option Plan and the Registration Statement (Form S-8 No. 333-35926) pertaining to the 1997 Adaptive Telecom, Inc. Stock Plan of our report dated February 11, 2000 with respect to the consolidated financial statements of Metawave Communications Corporation for the year ended December 31, 1999 included in the Annual Report (Form 10-K) for the year ended December 31, 2001.


                                                     /s/ Ernst & Young LLP

Seattle, Washington
April 15, 2002